May 27, 2009

GENETHERA INC.

BOARD OF DIRECTORS

Special Conference Call Meeting Present:	Dr. Tony Milici
						Tannya Irizarry
						Joe Sandoval
Not Present:	Dr. Thomas Slaga

BOARD RESOLUTION

SUBJECT:	Dismissal of Auditors

The Chairman of The Board approved the dismissal of the auditors W.T. UNIACK
& CO. CPAs, P.C. after validating their disregard of the rules and regulations of the SEC concerning respective due dates of the annual report filings and re-audit of the 2007 Form 10-K. On May 15, 2009, the auditor, Bill Uniack requested an extension to be filed when the first quarterly report was due on that specific day. During the middle of the annual report filing, Uniack also reviewed the first quarterly report of 2009. However, once the review letter arrived on May 19, 2009, it was reflecting the same paragraph of consent for the 10-K filing; not the quarterly report. It was noticed after the filing was already filed with the SEC.

WHEREAS, on May 27, 2009, The Chairman concluded the auditor must be removed immediately and focus on hiring another auditor. Bill Uniack offered to complete his audit and then leave.

Approved by:

Dr. Antonio Milici, Chairman of The Board

TM: TLI: JS